EXHIBIT 99.1

[LIVE NATION, INC. LOGO]

FOR IMMEDIATE RELEASE

LIVE NATION REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

- New Initiatives for Summer Season and Website Implemented -
Plan to reduce number of North American amphitheater shows with focus on profitability
Exclusive products for fans including premium seats, premium parking and VIP packages available on www.livenation.com

- “Artist Nation” Division Created to Provide Comprehensive Services
to Connect Artists with their Avid Fans -
Artist services include tour design, merchandise creative and fulfillment, website design and support, fan club services, VIP ticketing and live content capture and distribution services
Division will capitalize on the 35+ million music fans which attend our concerts each year

- Continued Investment in Global Network -
Acquisition of stake in Academy Music Group in the U.K. and
entered into long-term lease for the Hollywood Palladium

- YTD Net Proceeds of $37.6 Million Realized from Asset Sales -
Assets sold lost ($0.3) million of Adjusted EBITDA and incurred
$5.8 million in capital expenditures during 2006

LOS ANGELES – May 10, 2007 – Live Nation (NYSE: LYV), the world’s largest live music company, announced today financial results for the three months ended March 31, 2007.

This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is included at the end of this press release.

Throughout the text of this release, we will refer to Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense.

For the first quarter of 2007, the company reported revenues of $584.2 million, an increase of $67.6 million, or 13.1%, as compared to the first quarter of 2006, an operating loss of ($30.4) million, a decline of $38.5 million, Adjusted EBITDA of $4.1 million, a decline of $12.1 million, net (loss) of ($45.0) million, a decline of $46.2 million and net (loss) per common share of ($0.69) per share, a reduction of $0.71 per share.

During the first quarter of 2007, the company held 6,469 events, an increase of 1,099 events, or 20.5%, as compared to the first quarter of 2006 and these events attracted 13.4 million attendees, an increase of 1.5 million, or 12.8%. The increase in events, attendance and revenue was primarily due to the impact of our acquisitions of CPI, House of Blues, Musictoday, Trunk, Gamerco and Jackie Lombard Productions and our production of Phantom – The Vegas Spectacular which were not included in the results of the first quarter of 2006. However, operating income and Adjusted EBITDA declined as the mix of shows in our North American Music, International Music and Global Artists segments in the first quarter of 2007, which included The Who, Josh Groban, Bob Seger and Rascall Flatts, were not as strong as those in the first quarter of 2006, which included U2, Coldplay, Billy Joel, Aerosmith, Toby Keith, Rascall Flatts and Depeche Mode. In addition, operating income and Adjusted EBITDA in the first quarter of 2007 were impacted by operating losses from our production of Phantom – The Vegas Spectacular and an increase in our selling, general and administrative expenses, or fixed expenses, as a result of the acquisitions which were not offset by revenues due to the fact that the first quarter of the year is seasonally the quietest in the concert business.

Michael Rapino, President and Chief Executive Officer of Live Nation commented, “We are one year into our three year transformation to become a vertically integrated live music company. We have demonstrated quarter after quarter our ability to execute systematically on our fix/build/expand strategy to get us to that goal. Year one was about stabilizing our core music business and refocusing our mission. Now with a defined music mission, year two is about improving the core, expanding our core music offerings and growing our business substantially. Year three will see our growth being propelled by the synergy of our core live, online and artist services businesses.

The concert business remains strong as in a world of ‘screens’, live music remains one of the few true, un-substitutable entertainment experiences there is. The intersection of the increasing importance of the live music business to artists generally and the build-up of our core music business and expansion of our artist services offerings, we believe will create substantial future opportunity. We learned a lot during the 2006 summer concert season and believe that we have the team and plan in place to improve our execution this year. The level of focus on our operations has significantly increased and we are finding there is substantial room for improvement. And on top of all of that, we believe we have substantial incremental revenue opportunity from pursuing new initiatives for artist and fan services, including our ticketing opportunity in 2009.

The concert business is a seasonal and cyclical business with a cycle of generally 1 – 3 years. As you know, 2006 was a record year for the concert industry, with the Rolling Stones, Madonna, U2 and Barbra Streisand all touring. If a major artist tours in one year, it is typically unlikely for that artist to tour for the next year or two. Thus far in 2007 we have announced global tours for such mega-stars as The Police and The Who, European tours for the Rolling Stones and Barbra Streisand and a North American tour for Genesis.”

Since the beginning of 2006, we have completed a number of acquisitions and divestitures. The significant transactions include:

•	acquisition of a 50.1% interest in Concert Productions International, completed in May 2006,

•	acquisition of a 51% interest in Musictoday, completed in September 2006,

•	acquisition of House of Blues, completed in November 2006,

•	acquisition of 51% of Trunk, completed in June 2006 and the remainder in April 2007,

•	divestiture of our UK sports representation business, completed in October 2006,

•	acquisition of Gamerco, completed in December 2006,

•	acquisition of 51% of Jackie Lombard Productions, completed in January 2007,

•	divestiture of Donington Racetrack, completed in January 2007,

•	divestiture of the remaining 50.1% of Phantom – The Vegas Spectacular in March 2007,

•	divestiture of our amphitheater in Nashville, Tennessee in May 2007, and

•	a number of other small acquisitions, investments and divestitures.

Assuming all of the transactions listed above were completed on January 1, 2006, we estimate that our Adjusted EBITDA (“Combined Adjusted EBITDA”) for the first quarter of 2007 would have been $7.1 million as compared to $22.9 million for the first quarter of 2006, a decline of $15.8 million. In addition to the reasons discussed above, the first quarter of 2007 was negatively impacted as the Rolling Stones, promoted by CPI, were on tour during the first quarter of 2006 but not in 2007, offset by an improvement in results for House of Blues as we realized cost savings from the headcount reduction we implemented in December 2006 and the elimination of the operating loss on our Phantom – The Vegas Spectacular production.

Assuming none of the acquisitions but all of the divestitures listed above were completed as of January 1, 2006, we estimate that Adjusted EBITDA (or “Organic Adjusted EBITDA”) for the first quarter of 2007 would have been $6.6 million as compared to $18.4 million for the first quarter of 2006, a decline of $11.9 million. As described above, the decline is primarily due to North American Music and Global Artists events in the first quarter of 2007 that did not perform as strongly as in the first quarter of 2006.

Initiatives to Improve and Build Core Operations

•	Summer Season Initiatives for North American Amphitheaters. A significant portion of our profits are derived from activities in the summer concert season. In North America, these summer concert activities center around the events we promote, produce or host at our 5,000+ capacity outdoor amphitheaters. As you are aware, our amphitheaters are in a very competitive segment of the live music business and have declined over the last few years, with the rate of decline stemmed during 2006. Subsequent to the summer 2006 season, we undertook an extensive review of our amphitheater operations and have established a multi-year strategy to improve the profitability of these venues. We have already implemented a number of initiatives this year which we believe are the first step in a multi-year plan to reinvigorate this asset class.

– Target a Reduced Number of Events: We are targeting a lower number of events this summer with a focus on eliminating unprofitable events and improving profitability of the remaining events. For example, we have determined that events in our amphitheaters with less than 7,500 attendees are generally less profitable and we are seeking to reduce these events. During 2006, we had 300 events (excluding House of Blues) with less than 7,500 attendees at our amphitheaters.

– New Food and Beverage Initiatives: We have reduced the number of products at our amphitheaters from over 200 to just over 50, with a focus on the best-selling items and have implemented “whole dollar pricing.” We expect that these strategies will improve the speed of the concession lines and yield increased sales. In addition, we are expanding the successful hawking initiative we began last summer and are also eliminating or reducing low-margin third-party local food and beverage vendors. In 2006, we achieved food and beverage revenue per attendee in our amphitheaters of $11.62. We are targeting at least a 5% increase to this figure during 2007.

On a pro forma basis during 2006, the amphitheaters generated $639.7 million of revenue and $43.6 million of Adjusted EBITDA. We anticipate that amphitheater Adjusted EBITDA will improve in 2007. This Adjusted EBITDA only includes fixed expense directly attributable to the amphitheater and does not take into consideration the significant fixed expense of the North American Music segment as a whole.

•	Fillmore Branding. We believe that brands help drive audiences to our venues and events and are important to our overall success in the live music industry. As such, we have commenced the expansion of our famous Fillmore® brand with The Theater of Living Arts (810 capacity) being renamed The Fillmore Philadelphia and Irving Plaza (1,000 capacity) being renamed The Fillmore New York at Irving Plaza. These venues join our existing Fillmore venues in San Francisco and Denver.

•	International Operation Profitability. We are focused on continuing to improve the profitability and revenue generation in our developing Central European and our new Spanish and French markets internationally.

Initiatives to Expand Core Business

We continue to move forward on our strategy to expand our core business.

•	Development of Artist Nation Platform. We have launched “Artist Nation” which consolidates all of our artist services business under our Global Artists segment. Artist Nation includes all of our businesses which provide services to the artist to help them increase sales to or interaction with their fans. Artist Nation includes: (i) our interest in Musictoday, a world leader in connecting artists directly to their fans through online fan clubs, artist e-commerce and fulfillment, VIP packaging and artist fan clubs, (ii) TRUNK LTD, a company renowned for its authentic music-inspired lifestyle merchandise, (iii) Ultrastar, a CPI business that offers an unparalleled array of online content development and marketing services for today’s top touring and recording brands, and (iv) Tour Design, a leading tour marketing and creative services company. We plan to market these services to our artist partners to improve their overall income and to establish direct avid fan access that only Live Nation can provide.

•	Launch of Exclusive Ticketing Offers Online at www.livenation.com. We have increased our product offerings at www.livenation.com by selling premium seats to registered members, premium parking and VIP passes to our amphitheater events exclusively on our website. This inventory was previously sold via our sponsorship division.

•	Entering into a Long-Term Lease for the Hollywood Palladium. In April, we announced that we had entered into a long-term lease agreement to operate, manage and book the world famous Hollywood Palladium in Los Angeles, California. This mid-sized music venue has a general admission capacity of 4,000 and fills a gap in our existing portfolio in the Los Angeles area. We currently plan to spend less than $10 million during the remainder of 2007 and into 2008 to renovate the venue, including upgrading the stage which is currently unable to accommodate larger productions. The venue is expected to open in the fall of 2008. We currently anticipate that the investment will generate a return on invested capital for Live Nation greater than 15% on a fully-taxed basis over the term of the lease.

•	Acquisition of a Stake in Academy Music Group. In March, we announced that we, together with Gaiety Investments (“Gaiety”), had completed the acquisition of a 56% interest in Academy Music Holdings Limited (“AMG”), including the 12% interest in AMG that Gaiety owns separately. AMG owns and operates 12 live music venues which annually attract over 3 million fans each year. AMG’s portfolio includes some of the UK’s most successful music venues such as Carling Academy Brixton and Shepherd’s Bush Empire. We view this investment — similar to our investment in the House of Blues portfolio in the U.S. — as a platform of one of the strongest live music venue brands in the UK which we believe will grow as AMG continues to roll-out venues throughout the UK.

The transaction valued 100% of AMG at $114 million. We invested $20.9 million for our indirect 22% stake in AMG. We currently anticipate that AMG, including expected synergies, will generate $50.2 million of revenue and $15.7 million of Adjusted EBITDA, representing a 31.3% margin, for the fiscal year ending September 30, 2008. Although we do not currently consolidate AMG’s financial results, we expect that once Gaiety contributes its 12% interest in AMG to our joint venture in which we have a 50.1% interest, we will have control and be able to consolidate AMG. As a regulatory condition to closing the acquisition of AMG, we have agreed to divest the Forum and Hammersmith Apollo venues in London. These venues generated $4.0 million of Adjusted EBITDA during 2006 and will be sold for $27 million, net of fees and expenses associated with the transaction. The financial results of both the Forum and Hammersmith Apollo are consolidated in our financial results.

Initiatives to Divest Non-Core Operations

We continue to pursue our strategy of divesting non-core assets. Year to date, we have sold Donington Park, a racetrack in the United Kingdom (January 2007), our remaining 50.1% interest in Phantom – The Vegas Spectacular (March 2007), the Starwood Amphitheater in Nashville, Tennessee (May 2007) and an office building located in San Francisco, California (May 2007). Together these asset sales generated $37.6 million of net proceeds for debt repayment and/or re-investment, generated a loss of ($0.3) million of Adjusted EBITDA, net of expected incremental rent expense from relocation subsequent to the sale of the San Francisco office building, and incurred $5.8 million of capital expenditures during 2006.

We continue to pursue the sale of additional venues and our North American theatrical business. We expect that we will have additional updates regarding these two initiatives on our next quarterly earnings call.

• Continued on the next page -

Segment and Other Financial and Operational Information

($ and attendance in thousands)
	Three Months Ended,
	3/31/2007	3/31/2006	Variance	% Variance
NUMBER OF EVENTS
North American Music Promotions	1,822	1,395	427	30.6%
North American Music Third-Party Rentals	242	328	(86)	(26.2%)

Sub-total North American Music	2,064	1,723	341	19.8%
International Music Promotions	663	508	155	30.5%
International Music Third-Party Rentals	370	346	24	6.9%

Sub-total International Music	1,033	854	179	21.0%
Global Artists Promotions	11	0	11	*

Sub-total Music	3,108	2,577	531	20.6%
Global Theater Promotions	1,295	822	473	57.5%
Global Theater Third-Party Rentals	1,681	1,584	97	6.1%

Sub-total Global Theater	2,976	2,406	570	23.7%
Motor Sports Promotions	385	387	(2)	(0.5%)

Total	6,469	5,370	1,099	20.5%
Further Detail of North American Music:

Owned and Operated Amphitheaters	16	13	3	23.1%
All Other	1,806	1,382	424	30.7%

Total North American Music Promotions	1,822	1,395	427	30.6%
ATTENDANCE
North American Music Promotions	3,546	3,464	82	2.4%
North American Music Third-Party Rentals	308	129	179	138.8%

Sub-total North American Music	3,854	3,593	261	7.3%
International Music Promotions	1,051	1,002	49	4.9%
International Music Third-Party Rentals	913	616	297	48.2%

Sub-total International Music	1,964	1,618	346	21.4%
Global Artists Promotions	80	0	80	*

Sub-total Music	5,898	5,211	687	13.2%
Global Theater Promotions	1,945	1,465	480	32.8%
Global Theater Third-Party Rentals	1,650	1,405	245	17.4%

Sub-total Global Theater	3,595	2,870	725	25.3%
Motor Sports Promotions	3,920	3,808	112	2.9%

Total	13,413	11,889	1,524	12.8%
Further Detail of North American Music:

Owned and Operated Amphitheaters	43	68	(25)	(36.8%)
All Other	3,503	3,396	107	3.2%

Total North American Music Promotions	3,546	3,464	82	2.4%

* Variance not meaningful
Note: Events and attendance information for our exhibitions and sports businesses have been excluded as the majority of these businesses have either been sold or shut down during 2006.
Promotions listed above include events in our owned and/or operated venues as well as events we promote in third-party venues.
Third party rentals refer to non Live Nation events held in our venues.

Segment and Other Financial and Operational Information (continued)

($ in thousands)
Note: Totals and margins may not reconcile due to rounding; Any differences are immaterial

	Three Months Ended,				Three Months Ended,			Year Ended,

	3/31/2007	3/31/2006	Variance	% Variance	6/30/2006	9/30/2006	12/31/2006	12/31/2006

NORTH AMERICAN MUSIC
Revenue	$243,157	$207,277	$35,880	17.3%	$314,410	$690,932	$423,230	$1,635,849
Adjusted EBITDA	(19,229)	(16,121)	(3,108)	*	7,776	50,731	(8,290)	34,096
% Margin	(7.9%)	(7.8%)	(0.1%)		2.5%	7.3%	(2.0%)	2.1%
Operating Income (Loss)	(33,107)	(24,788)	(8,319)	*	(734)	4,890	(23,753)	(44,385)
% Margin	(13.6%)	(12.0%)	(1.7%)		(0.2%)	0.7%	(5.6%)	(2.7%)
Capital Expenditures	7,894	4,753	3,141	66.1%	6,286	5,691	7,664	24,394
INTERNATIONAL MUSIC
Revenue	$104,586	$87,673	$16,913	19.3%	$248,527	$330,028	$202,100	$868,328
Adjusted EBITDA	599	4,290	(3,691)	(86.0%)	18,161	34,147	12,882	69,479
% Margin	0.6%	4.9%	(4.3%)		7.3%	10.3%	6.4%	8.0%
Operating Income (Loss)	(3,956)	2,512	(6,468)	*	15,823	27,481	7,457	53,273
% Margin	(3.8%)	2.9%	(6.6%)		6.4%	8.3%	3.7%	6.1%
Capital Expenditures	661	915	(254)	(27.8%)	714	1,496	3,427	6,552
GLOBAL ARTISTS
Revenue	$22,859	$30,182	($7,323)	(24.3%)	$66,302	$229,521	$284,644	$610,649
Adjusted EBITDA	(4,754)	1,008	(5,763)	*	1,910	11,715	17,187	31,821
% Margin	(20.8%)	3.3%	(24.1%)		2.9%	5.1%	6.0%	5.2%
Operating Income (Loss)	(8,768)	786	(9,554)	*	1,329	10,198	12,766	25,079
% Margin	(38.4%)	2.6%	(41.0%)		2.0%	4.4%	4.5%	4.1%
Capital Expenditures	546	40	506	*	7	257	79	382
GLOBAL DIGITAL
Revenue	$1,301	$762	$539	70.7%	$1,803	$2,646	$3,682	$8,893
Adjusted EBITDA	(1,830)	(1,779)	(51)	*	(1,452)	(1,467)	(879)	(5,579)
% Margin	(140.7%)	(233.5%)	92.9%		(80.6%)	(55.5%)	(23.9%)	(62.7%)
Operating Income (Loss)	(2,536)	(1,851)	(685)	*	(1,573)	(1,621)	(1,057)	(6,102)
% Margin	(194.9%)	(242.9%)	48.0%		(87.2%)	(61.3%)	(28.7%)	(68.6%)
Capital Expenditures	1,750	235	1,515	644.7%	2,463	1,798	979	5,475
GLOBAL THEATER
Revenue	$109,198	$82,165	$27,033	32.9%	$106,853	$76,715	$122, 658	$388,391
Adjusted EBITDA	10,234	11,180	(946)	(8.5%)	8,520	(1,327)	4,757	23,130
% Margin	9.4%	13.6%	(4.2%)		8.0%	(1.7%)	3.9%	6.0%
Operating Income (Loss)	(1,465)	7,647	(9,112)	*	6,709	(9,234)	(2,794)	2,328
% Margin	(1.3%)	9.3%	(10.6%)		6.3%	(12.0%)	(2.3%)	0.6%
Capital Expenditures	746	6,613	(5,867)	(88.7%)	1,500	4,719	2,220	15,052

Segment and Other Financial and Operational Information (continued)

($ in thousands)
Note: Totals and margins may not reconcile due to rounding; Any differences are immaterial

	Three Months Ended,				Three Months Ended,			Year Ended,
	3/31/2007	3/31/2006	Variance	% Variance	6/30/2006	9/30/2006	12/31/2006	12/31/2006

OTHER
Revenue	$104,696	$110,080	($5,384)	(4.9%)	$36,419	$36,045	$22,744	$205,288
Adjusted EBITDA	27,810	24,533	3,277	13.4%	(262)	4,927	3,208	32,406
% Margin	26.6%	22.3%	4.3%		(0.7%)	13.7%	14.1%	15.8%
Operating Income (Loss)	30,471	31,564	(1,093)	(3.5%)	(1,006)	4,380	1,892	36,830
% Margin	29.1%	28.7%	0.4%		(2.8%)	12.2%	8.3%	17.9%
Capital Expenditures	8	4,334	(4,326)	(99.8%)	1,710	1,130	(707)	6,466
CORPORATE AND ELIMINATIONS
Revenue	($1,612)	($1,572)	($40)	*	($6,084)	($11,098)	($7,085)	($25,839)
Corporate Expenses	9,796	7,379	2,417	32.8%	7,958	7,605	10,921	33,863
Adjusted EBITDA	(8,701)	(6,910)	(1,791)	*	(7,638)	(7,153)	(10,411)	(32,113)
Operating Income (Loss)	(11,043)	(7,807)	(3,236)	*	(8,866)	(8,527)	(11,559)	(36,759)
Capital Expenditures	2,074	268	1,806	673.9%	2,129	3,973	1,014	7,384
TOTAL
Revenue	$584,185	$516,567	$67,618	13.1%	$768,230	$1,354,789	$1,051,973	$3,691,559
Adjusted EBITDA	4,129	16,201	(12,073)	(74.5%)	27,014	91,571	18,453	153,240
% Margin	0.7%	3.1%	(2.4%)		3.5%	6.8%	1.8%	4.2%
Operating Income (Loss)	(30,404)	8,063	(38,467)	*	11,682	27,567	(17,048)	30,264
% Margin	(5.2%)	1.6%	(6.8%)		1.5%	2.0%	(1.6%)	0.8%
CAPITAL EXPENDITURES
Maintenance capital expenditures	$6,938	$11,435	($4,497)	(39.3%)	$12,252	$17,099	$7,334	$48,120
Revenue generating capital exp.	6,741	5,723	1,108	17.8%	2,557	1,964	7,341	17,585
Total capital expenditures	13,679	17,158	(3,479)	(20.3%)	14,809	19,063	14,675	65,705

* % Variance not meaningful.

Re-Segmentation Overview

Beginning in 2007, we reorganized our business units around geography and business line. The new reporting segments now consist of North American Music, International Music, Global Artists, Global Digital and Global Theater. In addition, we have operations in the specialized motor sports, sports representation and other businesses, which are included in “other.” These segments are described in detail below. Previously, we reported our segments by profit driver which consisted of Events, Venues & Sponsorship and Digital Distribution. As described below, these profit drivers are now consolidated within each of the new reporting segments.

First Quarter 2007 Segment Highlights

North American Music

Our North American Music segment principally involves the promotion of live music shows in our owned and/or operated venues and in rented third-party venues principally in the United States and Canada. The financial results for the North American Music segment include all concert and venue income streams and expenses in which Live Nation participates, including (i) ticket sales and show related costs that were previously recorded in Events under our 2006 segments, (ii) food and beverage, sponsorship, merchandise, box office fees, rental and other venue ancillary income and venue related costs, such as rent, venue personnel and the sponsorship sales force that were previously recorded in Venues & Sponsorship under our 2006 segments, and (iii) ticket rebates that were previously recorded in Digital Distribution under our 2006 segments. While our North American Music segment operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of shows at our outdoor amphitheaters, which primarily occur May through September.

For the quarter ended March 31, 2007, the number of events, increased by 341 to 2,064, or a 19.8% increase over the same period for the prior year. Attendance increased by 0.3 million to 3.9 million, or 7.3%. Revenue increased by $35.9 million to $243.2 million or a 17.3% increase over the same period for the prior year. The event, attendance and revenue growth were all primarily due to the acquisition of House of Blues which was not included in our results during the first quarter of 2006 and whose venues (excluding any third-party promotions business which we no longer separately track) generated a total of $57.5 million of revenue during the quarter. This increase in revenue was offset by a decrease in revenue from arena tours primarily due to us promoting major tours by artists such as Coldplay, Aerosmith and Billy Joel during the first quarter of 2006.

Our segment Adjusted EBITDA decreased by $3.1 million to a loss of ($19.2) million primarily due to weaker performance of our events during the first quarter of 2007 versus the first quarter of 2006, increased legal expenses related to ongoing cases and incremental selling, general and administrative expenses related to the commencement of the Dodge Theater operating agreement in 2007. This decline was offset by an increase in Adjusted EBITDA due to the acquisition of House of Blues (excluding any third-party promotions business which we no longer separately track) which generated $5.8 million of Adjusted EBITDA during the quarter. Our segment operating income declined by $8.3 million to a loss of ($33.1) million. The decrease in segment operating income was larger than the decrease in Adjusted EBITDA primarily due to the amortization of the intangible assets resulting from our acquisition of House of Blues during 2006.

International Music

Our International Music segment principally involves the promotion of live music shows in 17 countries in Europe and the Far East and results from venue (principally in the United Kingdom) and festival operations. The financial results for the International Music segment include all concert, festival and venue income streams and expenses in which Live Nation participates, including (i) ticket sales, festival and non-venue related sponsorship income, festival food and beverage income and show and other revenue related costs that were previously recorded in Events under our 2006 segments, (ii) venue-related food and beverage, merchandise, box office fees, rental and other venue ancillary income and venue related costs, such as rent and venue personnel that were previously recorded in Venues & Sponsorship under our 2006 segments, and (iii) ticket rebates that were previously recorded in Digital Distribution under our 2006 segments. While our International Music segment operates year-round, we typically experience higher revenues during the second and third quarters due to the seasonal nature of our international festivals and stadium events, which primarily occur June through August.

For the quarter ended March 31, 2007, the number of events, increased by 179 to 1,033, or a 21.0% increase over the same period for the prior year. Attendance increased by 0.3 million to 2.0 million, or 21.4%. Revenue increased by $16.9 million to $104.6 million or a 19.3% increase over the same period for the prior year. The increase in events, attendance and revenue is primarily due to our United Kingdom operations driven by stronger promotion activity during the first quarter for artists such as Dolly Parton, and successful performances of Mamma Mia at our arena in Ireland. We also had incremental revenue of $6.5 million related to our acquisitions in France and Spain and the addition of the Wembley Arena operating agreement in the United Kingdom which were not included in 2006 results. These increases were partially offset by a decrease in attendance for our other European operations largely driven by a successful Depeche Mode tour in 2006 and fees earned on events related to the Winter Olympics held in Italy in 2006.

Our segment Adjusted EBITDA decreased by $3.7 million to $0.6 million primarily due to a reduction in attendance in some of our European markets due to strong arena tours in 2006, operating losses in the first quarter of 2007 from our recent acquisitions in Spain and France due to the timing of events in these markets, and a $0.9 million write-down of a theatrical investment held in Spain, which was unrelated to our acquisition of Gamerco. Our segment operating income declined by $6.5 million to a loss of ($4.0) million. The decrease in segment operating income was larger than the decrease in Adjusted EBITDA primarily due to increased depreciation expense related to Mean Fiddler purchase accounting.

Global Artists

Our Global Artists segment principally involves the production and/or promotion of global music tours for superstar artists such as the Rolling Stones, U2, Madonna, Barbra Streisand and The Who, as well as providing various services to artists such as artist fan clubs and artist merchandising. Our economic relationship with the global touring artists is different from the relationships we typically have with the artists with whom we work in our North American Music and International Music segments. The artists we work with in this segment typically form partnerships with us where we provide them an upfront guarantee for the tour but we receive a percentage of all the revenues associated with the tour, or the “pot”. The pot revenues, in addition to touring revenues, can include certain ancillary revenue streams, depending upon the artist, such as fan club or tour website rights, VIP ticketing, tour merchandise, tour DVD and others. Revenue and expenses from global tours were previously recorded in Events under our 2006 segments.

In addition to the global tours, the Global Artists segment includes our “Artist Nation” division. Artist Nation includes the results of our operations that provide non-touring services to these global artists as well as other artists. These services include fan clubs, merchandise and DVD production services provided by our subsidiaries including Musictoday, Ultrastar and Trunk. Revenues and expenses from Musictoday were previously recorded in Digital Distribution under our 2006 segments and from Trunk and Ultrastar, a subsidiary of CPI, were previously recorded in Events under our 2006 segments.

While our Global Artists segment operates year-round, the timing of tours of top-grossing acts can impact comparability of quarterly results year over year, although annual results may not be impacted. However, the number of acts that are classified as Global Artists are small and year to year fluctuations in the performance of this segment may be significant if certain acts choose not to tour.

For the quarter ended March 31, 2007, the number of events increased to 11 and attendance increased to 80,000 from no events and no attendance in 2006. Revenues decreased by $7.3 million to $22.9 million, a 24.3% decrease over the same period of the prior year. Segment Adjusted EBITDA decreased by $5.8 million to a loss of ($4.8) million. Segment operating income decreased by $9.6 million to a loss of ($8.8) million over the same period of the prior year.

During the quarter ended March 31, 2006, the Global Artists segment included revenues and profit from U2’s South American tour dates. Because Live Nation has no local operations in South America, those shows were sold to local promoters for a fee and we recorded no events, attendance or ticket revenue. The decrease in revenues, segment Adjusted EBITDA and segment operating income was primarily due to decreases in our global touring revenue as during the first quarter of 2006, U2 was touring while during the first quarter of 2007, there were a fewer number of smaller capacity shows for The Who. The decrease in revenues was offset, in part, by the inclusion of the results of CPI, Trunk, and Musictoday which were acquired during the second and third quarters of 2006 and contributed $20.8 million of revenue. The decline in segment Adjusted EBITDA and operating income was increased due to a loss in those same acquired businesses of ($2.6) million of Adjusted EBITDA due to timing of events and business seasonality. In addition, segment operating income decreased by a greater amount than segment Adjusted EBITDA due to a $3.7 million increase in depreciation and amortization primarily due to amortization of the intangible assets resulting from our 2006 acquisitions of CPI, Trunk and Musictoday.

Global Digital

Our Global Digital segment is involved in managing our in-house ticketing operations and online and wireless distribution activities, including the development of our website. This segment derives the majority of its revenues from service charges earned on tickets sold through our in-house centralized ticketing operations. The tickets sold by this segment are the tickets that we are allowed to sell directly to customers in North America under our agreements with outside ticketing agencies. For these tickets, Global Digital pays our North American Music and Global Theater segments a ticket rebate equivalent to the amount that they would have received had the ticket been sold by an outside ticketing agency. The remainder of the service charge is retained by Global Digital.

For the quarter ended March 31, 2007, revenue increased $0.5 million to $1.3 million, or a 70.7% increase over the same period for the prior year. Segment Adjusted EBITDA remained flat at a loss of ($1.8 million). Segment operating income decreased $0.7 million to a wider loss of ($2.5) million. The increase in revenue was primarily due to increased sponsorship revenues associated with our in-house ticketing operations. Segment Adjusted EBITDA remained flat as the increase in revenues was offset by an increase in salary for new staff and consultant expenses related to our website and internet management. The decrease in operating income was primarily due to a $0.5 million increase in depreciation and amortization expense related to our website development.

Global Theater

Our Global Theater segment principally involves the presentation and production of touring and other theatrical performances, owning and/or operating theatrical venues and selling sponsorships and advertising. This segment includes the results from our North American presenting business (Broadway Across America), our United Kingdom theatrical producing and presenting business and our North American and United Kingdom theatrical venues.

The financial results for Global Theater include all presenting and venue income streams and expenses in which Live Nation participates, including (i) ticket sales and show related costs that were previously recorded in Events under our 2006 segments, (ii) food and beverage, sponsorship, merchandise, box office fees, rental and other venue ancillary income and venue related costs, such as rent, venue personnel and the sponsorship sales force that were previously recorded in Venues & Sponsorship under our 2006 segments, and (iii) service charges and ticket rebates that were previously recorded in Digital Distribution under our 2006 segments. While our Global Theater segment operates year-round, we typically experience higher revenues during the first, second and fourth quarters as the theatrical touring season usually runs from September to April.

For the quarter ended March 31, 2007, the number of events, increased by 570 to 2,976, or a 23.7% increase over the same period for the prior year. Attendance increased by 0.7 million to 3.6 million, or 25.3%. Broadway Across America experienced an increase of 265 events to 1,033 for the first quarter, and our United Kingdom presenting business increased its number of events by 208 to 262. The growth in Broadway Across America was largely due to tours of Lion King, Wicked and Spamalot, while the United Kingdom growth was driven by tours of Cats, Chicago and Starlight Express. In addition, both our North American and United Kingdom theatrical venues experienced an increased number of events, largely due to Pirate Queen, Wicked and Spamalot in North America and Wicked in London.

Revenue increased by $27.0 million to $109.2 million or a 32.9% increase over the same period for the prior year due primarily to our production of Phantom – The Vegas Spectacular which opened in Las Vegas during the third quarter of 2006. Our segment Adjusted EBITDA declined by $0.9 million to $10.2 million or a 8.5% decrease over the same period for the prior year as our production of Phantom – The Vegas Spectacular in Las Vegas generated a loss on Adjusted EBITDA which offset the benefit of any improvement in the rest of Global Theater. Our segment operating income declined by $9.1 million to a loss of ($1.5) million. The decrease in segment operating income was due primarily to the $8.1 million loss on the sale of our remaining 50.1% interest in the production of Phantom – The Vegas Spectacular in Las Vegas which was divested effective March 31, 2007.

Other Operations

Our other operations principally include our motor sports business and the few remaining portions of our sports representation business, the majority of which was divested in 2006. The results of operations for our motor sports business was previously included in Events under our 2006 segments and the results of operations for our sports representation business was previously included in Other under our 2006 segments. The first quarter represents the primary season for our motor sports business.

For the quarter ended March 31, 2007, revenues decreased by $5.4 million to $104.7 million, a 4.9% decrease over the same period of the prior year. This decrease was primarily due to the sale of portions of our sports representation business assets and a decline in revenue related to DVD/CD production and distribution projects. Partially offsetting these declines was an increase in revenues related to our specialized motor sports business due to an increase in ticket prices and attendance. For the quarter ended March 31, 2007, motor sports events effectively remained flat, but attendance increased by 112,000 to 3.9 million, or a 2.9% increase.

Adjusted EBITDA increased by $3.3 million to $27.8 million, a 13.4% increase over the same period for the prior year. The increase in Adjusted EBITDA was due primarily to an improvement in our motor sports business. Operating income decreased by $1.1 million to $30.5 million, a 3.5% decrease over the same period of the prior year, due primarily to a reduced gain on sale of assets which was $7.7 million in the first quarter of 2006, related to the sale of a part of our sports representation business, as compared to $3.5 million in the first quarter of 2007, related to the sale of Donington Park in the United Kingdom.

Corporate Expenses

Corporate expenses increased $2.4 million, or 32.8%, for the quarter ended March 31, 2007 as compared to the same period of the prior year primarily due to increased headcount related to the building of corporate functions previously provided by Clear Channel, legal fees related to general corporate matters and non-cash compensation due to additional stock-based awards.

Depreciation and Amortization

Depreciation and amortization increased $12.7 million for the quarter ended March 31, 2007 as compared to the same period of the prior year primarily due to the acquisitions of House of Blues, CPI, Musictoday, Mean Fiddler and TRUNK.

Capital Expenditures

Capital expenditures were $13.7 million for the quarter ended March 31, 2007, a decrease of $3.5 million from the same period for the prior year. Maintenance capital expenditures, which represented $6.9 million of the total capital expenditures for the quarter ended March 31, 2007, are primarily associated with the renewal and improvement of existing venues. Revenue generating expenditures, which represented the remaining $6.7 million of the total capital expenditures for the quarter ended March 31, 2007, related primarily to the completion of the House of Blues in Dallas which opens this month.

Minority Interest Income and Equity in Earnings of Nonconsolidated Affiliates

Minority interest income was $3.0 million for the quarter ended March 31, 2007, an increase of $2.2 million from the same period of the prior year. This increase was primarily due to operating losses related to our production of Phantom – The Vegas Spectacular which opened in the second quarter of 2006 as well as weaker results from Mean Fiddler venues in the United Kingdom.

Equity in earnings of nonconsolidated affiliates was $0.3 million, a decrease of $1.5 million from the same period of the prior year. This decrease was primarily due to an impairment of one of our investments.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we define as Adjusted EBITDA less maintenance capital expenditures less net interest expense, less cash taxes, less distributions to minority interest partners, plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. For the quarter ended March 31, 2007, free cash flow was ($39.7) million as compared to ($6.1) million for the same period of the prior year. This decrease was primarily due to our $20.9 million investment in Academy Music Group, reduced Adjusted EBITDA, increased interest expense and increased distributions to minority partners, offset by reduced capital expenditures.

Cash and Debt

As of March 31, 2007, our cash and cash equivalents balance was $394.8 million. Adjusting for cash collected related to shows that have not yet played, net of related prepaid show expenses, accrued fees due to artists and cash collected on behalf of others, we estimate that our “free cash” balance was $27.3 million as of March 31, 2007 and $36.1 million as of December 31, 2006. Our total debt and preferred stock totaled $704.5 million as of March 31, 2007 and $679.1 million as of December 31, 2006. The reduction in our free cash balance is primarily due to free cash used to fund working capital fluctuations related to our concert promotions business. The increase in our total debt and preferred stock balance is primarily due to the incurrence of additional debt to finance working capital fluctuations related to our concert promotions business and our investment in Academy Music Group in March 2007.

Conference Call

The company will also host a teleconference to discuss its first quarter 2007 financial results on Thursday, May 10th at 5:00 p.m. Eastern Daylight Time. To access the teleconference, please dial 888-802-8579 (U.S.) or 973-633-6740 (Int’l) ten minutes prior to the start time and reference passcode 8745238. The teleconference will also be available via live webcast at the Investor Relations section of the company’s website located at www.livenation.com under “About Us.”

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, May 17, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8745238. The webcast will also be archived on the company’s website for 30 days.

About Live Nation

Live Nation is the world’s largest live music company. Our mission is to inspire passion for live music around the world. We are the largest promoter of live concerts in the world, the second-largest entertainment venue management company and have a rapidly growing online presence. We create superior experiences for artists and fans, regularly producing tours for the biggest superstars in the business, including The Rolling Stones, Barbra Streisand, Madonna, U2 and Coldplay.  Globally, we own, operate, have booking rights for and/or have an equity interest in more than 160 venues, including House of Blues® and Fillmore® music venues and prestigious locations such as Nikon at Jones Beach in New York and London’s Wembley Arena. Our websites collectively are the second most popular entertainment/event websites in the United States, according to Nielsen//NetRatings. In addition, we also produce, promote or host theatrical, specialized motor sports and other live entertainment events. In 2006, we connected nearly 60 million fans with their favorite performers at approximately 26,000 events in 18 countries around the world. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.” For more information regarding Live Nation and its businesses, please visit the company’s website at www.livenation.com.

# # #

Investors Contact:	Media Contact:
Lee Ann Gliha 310-867-7000	John Vlautin 310-867-7127

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Live Nation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following are intended to identify such forward-looking statements: (i) statements regarding certain of Live Nation’s goals and expectations with respect to revenue and expenses and the growth rate in such items, as well as other measures of economic performance, (ii) statements relating to Live Nation’s amphitheater concert season initiatives, including the impact that such initiatives may have on the financial performance of those venues, (iii) statements relating to Live Nation’s operational plans and its potential opportunities to capitalize on industry trends, (iv) statements regarding Live Nation’s operation of the Hollywood Palladium, including estimated costs and anticipated return on invested capital, (v) statements relating to Live Nation’s investment in AMG, including regarding AMG’s potential expansion and future financial or operating results, costs and cost savings associated with the investment and the potential future consolidation of AMG’s financial results, and (vi) any other statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook” and similar words or expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by forward-looking statements include, but are not limited to, (1) the risk that the businesses of Live Nation and/or any of its subsidiaries will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the investment in AMG may not be fully realized or realized within the expected time frame; (3) future financial results of AMG or the Hollywood Palladium may be lower than expected; and (4) other factors discussed in Live Nation’s filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors could have material adverse effects on Live Nation’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements concerning Live Nation, the HOB merger, or other matters and attributable to Live Nation or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

(See attached financial statements)

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$394,766	$313,880
Accounts receivable, less allowance of $13,139 as of March 31, 2007 and $13,465 as of December 31, 2006	263,730	248,772
Prepaid expenses	309,009	136,938
Other current assets	39,252	38,519

Total Current Assets	1,006,757	738,109
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	989,985	999,561
Furniture and other equipment	207,894	193,290
Construction in progress	37,128	43,370

	1,235,007	1,236,221
Less accumulated depreciation	369,616	360,049

	865,391	876,172
INTANGIBLE ASSETS
Intangibles assets — net	172,069	73,398
Goodwill	348,035	423,169
OTHER ASSETS
Notes receivable, less allowance of $545 as of March 31, 2007 and as of December 31, 2006	14,574	2,613
Investments in nonconsolidated affiliates	82,147	61,342
Other assets	47,484	50,199

Total Assets	$2,536,457	$2,225,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$75,498	$40,646
Accrued expenses	453,508	471,414
Deferred revenue	535,387	230,179
Current portion of long-term debt	31,787	31,721

Total Current Liabilities	1,096,180	773,960
Long-term debt	632,722	607,425
Other long-term liabilities	115,813	88,790
Minority interest liability	56,256	76,165
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities (Note 5)
SHAREHOLDERS’ EQUITY
Common stock	672	672
Additional paid-in capital	760,536	757,748
Retained deficit	(164,054)	(119,005)
Cost of shares held in treasury	(21,884)	(21,472)
Accumulated other comprehensive income	20,216	20,719

Total Shareholders’ Equity	595,486	638,662

Total Liabilities and Shareholders’ Equity	$2,536,457	$2,225,002

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2007	2006
	(in thousands except share and per share data)
Revenue	$584,185	$516,567

Operating expenses:
Direct operating expenses	421,312	377,832
Selling, general and administrative expenses	151,333	116,016
Depreciation and amortization	27,686	15,005
Loss (gain) on sale of operating assets	4,462	(7,728)
Corporate expenses	9,796	7,379

Operating income (loss)	(30,404)	8,063
Interest expense	14,952	7,813
Interest income	(2,769)	(1,480)
Equity in earnings of nonconsolidated affiliates	(343)	(1,824)
Minority interest income	(3,045)	(835)
Other expense (income) — net	(60)	2,554

Income (loss) before income taxes	(39,139)	1,835

Income tax expense:
Current	2,206	167
Deferred	3,704	551

Net income (loss)	(45,049)	1,117

Other comprehensive income (loss), net of tax:
Unrealized holding gain (loss) on cash flow derivatives	(436)	492
Foreign currency translation adjustments	(67)	3,678

Comprehensive income (loss)	$(45,552)	$5,287

Net income (loss) per common share:
Basic	$(.69)	$.02

Diluted	$(.69)	$.02

Weighted average common shares outstanding:
Basic	65,499,719	63,971,508

Diluted	65,499,719	64,480,376

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(45,049)	$1,117
Reconciling items:
Depreciation	19,920	14,748
Amortization of intangibles	7,766	257
Deferred income tax expense	3,704	551
Amortization of debt issuance costs	301	105
Non-cash compensation expense	2,385	861
Loss (gain) on sale of operating assets	4,462	(7,728)
Loss (gain) on sale of other investments	(62)	2,257
Equity in earnings of nonconsolidated affiliates	(343)	(1,824)
Minority interest income	(3,045)	(835)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(10,341)	(13,067)
Increase in prepaid expenses	(197,804)	(96,978)
Decrease (increase) in other assets	(1,282)	7,204
Decrease in accounts payable, accrued expenses and other liabilities	(406)	(20,106)
Increase in deferred revenue	308,096	152,744

Net cash provided by operating activities	88,302	39,306
CASH FLOWS FROM INVESTING ACTIVITIES
Collection of notes receivable	1,266	795
Advances to notes receivable	(12,046)	(5,514)
Distributions from nonconsolidated affiliates	2,684	2,868
Investments made to nonconsolidated affiliates	(22,332)	(7,116)
Proceeds from disposal of other investments	3,615	1,743
Purchases of property, plant and equipment	(13,679)	(17,158)
Proceeds from disposal of operating assets	15,516	12,136
Acquisition of operating assets, net of cash acquired	(4,142)	(2,177)
Decrease (increase) in other — net	(173)	98

Net cash used in investing activities	(29,291)	(14,325)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	77,000	—
Payments on long-term debt	(51,698)	(779)
Distributions to minority interest partners	(2,844)	(149)
Proceeds from exercise of stock options	424	—
Payments for purchases of common stock	—	(24,717)

Net cash provided by (used in) financing activities	22,882	(25,645)
Effect of exchange rate changes on cash	(1,007)	5,777
Net increase in cash and cash equivalents	80,886	5,113
Cash and cash equivalents at beginning of period	313,880	403,716

Cash and cash equivalents at end of period	$394,766	$408,829

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES (UNAUDITED) (all $ in thousands) Reconciliation of Adjusted EBITDA to Operating Income (Loss)
	Three Months Ended,		Three Months Ended,			Year Ended,
	3/31/2007	3/31/2006	6/30/2006	9/30/2006	12/31/2006	12/31/2006

NORTH AMERICAN MUSIC
Adjusted EBITDA	($19,229)	($16,121)	$7,776	$50,731	($8,290)	$34,096
Depreciation and Amortization	13,050	8,495	8,343	45,628	15,309	77,775
Loss (gain) on sale of operating assets	0	3	(1)	(3)	(62)	(63)
Non-cash compensation expense	828	169	168	216	216	769
Non-cash charges	0	0	0	0	0	0

Operating Income (Loss)	(33,107)	(24,788)	(734)	4,890	(23,753)	(44,385)
INTERNATIONAL MUSIC
Adjusted EBITDA	$599	$4,290	$18,161	$34,147	$12,882	$69,479
Depreciation and Amortization	4,566	1,741	2,216	5,554	5,495	15,006
Loss (gain) on sale of operating assets	(65)	0	87	1,068	(114)	1,041
Non-cash compensation expense	54	37	35	44	44	159
Non-cash charges	0	0	0	0	0	0

Operating Income (Loss)	(3,956)	2,512	15,823	27,481	7,457	53,273
GLOBAL ARTISTS
Adjusted EBITDA	($4,754)	$1,008	$1,910	$11,715	$17,187	$31,821
Depreciation and Amortization	3,730	68	427	1,361	4,265	6,121
Loss (gain) on sale of operating assets	0	0	0	0	0	0
Non-cash compensation expense	284	154	154	156	156	621
Non-cash charges	0	0	0	0	0	0

Operating Income (Loss)	(8,768)	786	1,329	10,198	12,766	25,079
GLOBAL DIGITAL
Adjusted EBITDA	($1,830)	($1,779)	($1,452)	($1,467)	($879)	($5,579)
Depreciation and Amortization	607	66	115	148	172	501
Loss (gain) on sale of operating assets	0	0	0	0	0	0
Non-cash compensation expense	99	6	6	6	6	22
Non-cash charges	0	0	0	0	0	0

Operating Income (Loss)	(2,536)	(1,851)	(1,573)	(1,621)	(1,057)	(6,102)
GLOBAL THEATER
Adjusted EBITDA	$10,234	$11,180	$8,520	($1,327)	$4,757	$23,130
Depreciation and Amortization	3,655	3,513	3,587	8,154	7,530	22,784
Loss (gain) on sale of operating assets	8,029	4	(1,792)	(266)	2	(2,052)
Non-cash compensation expense	15	16	16	19	19	70
Non-cash charges	0	0	0	0	0	0

Operating Income (Loss)	(1,465)	7,647	6,709	(9,234)	(2,794)	2,328
OTHER
Adjusted EBITDA	$27,810	$24,533	($262)	$4,927	$3,208	$32,406
Depreciation and Amortization	810	626	771	787	779	2,963
Loss (gain) on sale of operating assets	(3,481)	(7,667)	(37)	(2,868)	127	(10,445)
Non-cash compensation expense	10	10	10	10	10	40
Non-cash charges	0	0	0	2,617	400	3,017

Operating Income (Loss)	30,471	31,564	(1,006)	4,380	1,892	36,830
CORPORATE AND ELIMINATIONS
Adjusted EBITDA	($8,701)	($6,910)	($7,638)	($7,153)	($10,411)	($32,113)
Depreciation and Amortization	1,268	496	847	944	730	3,017
Loss (gain) on sale of operating assets	(21)	(68)	61	(22)	(92)	(121)
Non-cash compensation expense	1,095	469	320	452	510	1,750
Non-cash charges	0	0	0	0	0	0

Operating Income (Loss)	(11,043)	(7,807)	(8,866)	(8,527)	(11,559)	(36,759)
TOTAL
Adjusted EBITDA	$4,129	$16,201	$27,014	$91,571	$18,453	$153,240
Depreciation and Amortization	27,686	15,005	16,306	62,576	34,280	128,167
Loss (gain) on sale of operating assets	4,462	(7,728)	(1,682)	(2,091)	(139)	(11,640)
Non-cash compensation expense	2,385	861	708	902	960	3,432
Non-cash charges	0	0	0	2,617	400	3,017

Operating Income (Loss)	(30,404)	8,063	11,682	27,567	(17,048)	30,264

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED) — CONTINUED

(all $ in thousands)
Reconciliation of Adjusted EBITDA to Free Cash Flow

	Three Months Ended,
	3/31/2007	3/31/2006
Adjusted EBITDA	$4,129	$16,201
Less: Interest expense, net	(12,183)	(6,333)
Less: Cash taxes	(2,206)	(167)
Less: Distributions to minority interest partners	(2,844)	(149)
Plus: Distributions from investments in nonconsolidated affiliates	2,684	2,868
Less: Contributions to investments in nonconsolidated affiliates	(22,332)	(7,116)
Less: Maintenance capital expenditures	(6,938)	(11,435)
Free Cash Flow	($39,690)	($6,131)
Free Cash Flow (excluding amounts for AMG investment)	(18,818)	(6,131)

Reconciliation of Free Cash Flow to Operating Income (Loss)
Three Months Ended,

	3/31/2007	3/31/2006

Free cash flow	($39,690)	($6,131)
Maintenance capital expenditures	6,938	11,435
Distribution to minority interest partners	2,844	149
Distributions from investments in nonconsolidated affiliates	(2,684)	(2,868)
Contributions to investments in nonconsolidated affiliates	22,332	7,116
Cash taxes	2,206	167
Interest expense, net	12,183	6,333

Adjusted EBITDA	4,129	16,201
Depreciation and amortization	27,686	15,005
Loss (gain) on sale of operating assets	4,462	(7,728)
Non-cash compensation expense	2,385	861

Operating Income (Loss)	($30,404)	$8,063

Reconciliation of Free Cash to Cash and Cash Equivalents

	3/31/2007	12/31/2006

Cash and cash equivalents	$394,766	$313,880
Deferred income (a)	(441,565)	(183,471)
Accrued Artist Fees (b)	(24,889)	(19,108)
Collections on Behalf of Others	(136,046)	(136,643)
Prepaid Related to Artist Settlements/Events (c)	235,065	61,429

Free Cash Balance	$27,331	$36,087

(a) Excludes deferred income related to sponsorship, rebates and box and season ticket sales.
(b) Reflects cash held against accrued artist fee for a show that has already played (i.e. ticket revenue collected) but the artist has not been paid.
(c) Reflects only prepaid expenses for shows against which ticket revenue has already been collected or a show is pending; excludes ordinary course prepaids.

RECONCILIATIONS OF NON-GAAP MEASURES TO THEIR MOST DIRECTLY COMPARABLE GAAP MEASURES
(UNAUDITED) — CONTINUED

($ in thousands)

Reconciliation of Adjusted EBITDA to Combined Adjusted EBITDA
	Three Months Ended	Three Months Ended
	3/31/07	3/31/06
Adjusted EBITDA	$4,129	$16,201
Plus: Impact of all acquisitions and divestitures completed	2,944	6,706

Combined Adjusted EBITDA	7,073	22,907

Reconciliation of Adjusted EBITDA to Organic Adjusted EBITDA
	Three Months Ended	Three Months Ended
	3/31/07	3/31/06
Adjusted EBITDA	$4,129	$16,201
Plus: Impact of all acquisitions and divestitures completed	2,427	2,233

Organic Adjusted EBITDA	6,556	18,434

Reconciliation of AMG Adjusted EBITDA to Operating Income (Loss)
Twelve Months
Ending 9/30/08
AMG Adjusted EBITDA	$15,731
Depreciation and amortization	5,994

Operating income (loss)	9,737

Reconciliation of Divestiture Adjusted EBITDA to Operating Income (Loss)
Twelve Months Ended 12/31/06
Adjusted EBITDA	($273)
Depreciation and amortization	2,111

Operating income (loss)	(2,384)

Reconciliation of Hammersmith Apollo and Forum Adjusted EBITDA to Operating Income (Loss)
Twelve Months Ended 12/31/06
Hammersmith Apollo and Forum Adjusted EBITDA	$3,957
Depreciation and amortization	566

Operating income (loss)	3,391

Reconciliation of CPI, Musictoday and Trunk Adjusted EBITDA to Operating Income (Loss)
Three Months Ended 3/31/07
Adjusted EBITDA	($2,649)
Depreciation and amortization	492

Operating income (loss)	(3,142)

Reconciliation of Amphitheater Adjusted EBITDA to Operating Income (Loss)
Twelve Months Ended 12/31/06
Adjusted EBITDA	$43,556
Depreciation and amortization	29,226

Operating income (loss)	14,330

Reconciliation of House of Blues Adjusted EBITDA to
Operating Income (Loss)
Three Months
Ended 3/31/07
Adjusted EBITDA	$5,819
Depreciation and amortization	1,862

Operating income (loss)	3,957

Definitions and Use of Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure that the company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The company uses Adjusted EBITDA to evaluate the performance of its operating segments. The company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented above may not be comparable to similarly titled measures of other companies.

Free cash flow is a non-GAAP financial measure that the company defines as Adjusted EBITDA less maintenance capital expenditures, less net interest expense, less cash taxes, less distributions to minority interest partners plus distributions from investments in nonconsolidated affiliates net of contributions to investments in nonconsolidated affiliates. The company uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than maintenance capital expenditures. The company believes that information about free cash flow provides investors with an important perspective on the cash available to service debt and make acquisitions. Free cash flow is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of free cash flow as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash flow should be considered in addition to, and not as a substitute for, operating income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash flow as presented above may not be comparable to similarly titled measures of other companies.

Free cash is a non-GAAP financial measure that the company defines as cash and cash equivalents less event-related deferred income, less accrued artist fees, less collections on behalf of others plus prepaids related to artist settlements/events. The company uses free cash as a proxy for how much cash it has available to, among other things, optionally repay debt balances, make acquisitions and finance new venue expenditures. Free cash is not calculated or presented in accordance with U.S. GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available for operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented above may not be comparable to similarly titled measures of other companies.